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                                                                    EXHIBIT 23.1

The Board of Directors
Duke Realty Investments, Inc.:

    We consent to the use of our reports on the consolidated financial statements of Duke Realty Investments, Inc. and subsidiaries and the related financial statement schedules as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, which report appears in the annual report on Form 10-K of Duke Realty Investments, Inc. We also consent to the use of our report on the consolidated financial statements of Duke Realty Limited Partnership as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, which report appears in the June 6, 1995 current report on Form 8-K of Duke Realty Investments, Inc. Each of these reports is incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Peat Marwick LLP
Indianapolis, Indiana
July 26, 1995